Exhibit 10.8

EPAM Systems Inc.

Software Development Services Agreement

By and Between

Globoforce Limited

And

EPAM Systems Limited

1.	MASTER AGREEMENT

This Software Development Services Agreement (the “Master Agreement”) is made between Globoforce Limited, a Corporation organized under the laws of the Republic of Ireland with its principal place of business at 21 Beckett Way, Park West Business Park, Dublin 12, Ireland (“Globoforce”) and EPAM Systems Ltd. with its principal place of business at 10 Albemarle Street London, W1S 4HH (“EPAM”). This Master Agreement, including Exhibits(if any) attached hereto, establishes the terms under which EPAM will provide services to develop, modify or maintain computer software (the “Software”) described in the statements of work (“SOW”) attached hereto. Such SOWs shall be mutually agreed upon by the parties in writing and signed by their respective authorized representatives. An SOW shall be incorporated herein by reference on the date of complete execution thereof. All future and additional work related to a specific SOW, requested by GLOBOFORCE and accepted by EPAM will from time to time be documented and appended to such SOW as an SOW Amendment. Only upon signature by an authorized representative of both parties will such future SOW Amendments be deemed as executed. In the event that additional future SOW Amendments are appended, they will be considered as changing or affecting the terms and conditions of the previously executed, related, and agreed to SOW and SOW Amendments. If a new SOW Amendment does by mutual agreement of the parties alter or affect the terms and conditions of a previously executed, related SOW or SOW Amendment, then the new SOW Amendment will state specifically which terms and conditions it supercedes, replaces or modifies. SOWs and SOW Amendments will contain descriptions of services to be provided and the commercial terms under which they will be provided including but not limited to pricing information if such pricing information differs from the pricing of services agreed in any pervious, related SOW or SOW Amendment. Any specific term or condition of the SOW or SOW Amendment, not identified as being changed in the specific SOW Amendment, will be considered as remaining fully applicable as stated in its original form of the executed SOW or SOW Amendment. The terms of this Master Agreement shall control over conflicting terms in the SOW unless the SOW indicates an intention for the SOW to control.

EPAM is ready, willing and able to undertake the development of the Software and agrees to do so under the terms and conditions set forth in this Agreement. Accordingly, the parties agree as follows:

2.	APPOINTMENT

2.1 Subject to the terms and conditions of this Agreement, GLOBOFORCE hereby engages EPAM to perform certain development, consulting and professional services to create, modify or maintain the Software as further described in executed SOWs and SOW Amendments that refer to this Master Agreement. Depending upon the nature of each project described on the SOW, these services may include a combination of business process consulting, software design, software programming, software testing, software maintenance, and software support.

2.2 EPAM agrees to use reasonable effort to perform those services in a manner designed to help GLOBOFORCE achieve its business objectives in as timely, effective, and economical manner as reasonably possible.

3.	TERM OF AGREEMENT

3.1 This Agreement shall be effective upon the date of the last signature affixed below and shall continue in effect until the executed SOWs or SOW Amendments are completed or until terminated by either party as provided in Section 5 below. If either party terminates this agreement, renewal of this Agreement, either under the current terms or under renegotiated terms, shall be at the mutual written consent of the parties.

4.	GLOBOFORCE’S DIRECTION OF SCOPE OF “EPAM” WORK EFFORTS

4.1 Each of the attached SOWs and SOW Amendments shall state the services and deliverables that will be provided by EPAM to GLOBOFORCE under the scope of such SOW whether it is work completed on a Time & Materials basis in which EPAM provides manpower and other services at an agreed hourly weekly or monthly rate or if such service or product is to be provided on a fixed price project basis where EPAM agrees to provide such service at a fixed costs irrespective of the time and resources taken to complete the tasks in accordance with the delivery and acceptance procedures defined in that SOW. Any changes from the type of billing between

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Time and Materials and Fixed Price or any adjustment to the agreed rate or project price resulting from mutually agreed changes in circumstances must be appended to this agreement and SOW with written authorization of an authorized signatory of both parties.

4.2 In SOWs which specify Fixed Price Projects, changes in requirements or scope of the project from GLOBOFORCE shall be communicated in writing to EPAM, who will then provide an impact analysis to GLOBOFORCE identifying the impact on the existing SOW of such changes in terms of at least, costs, deliverables completion dates, functionality and performance. Written agreement from an authorized signatory of both parties is necessary to amend the original terms of the SOW in such case that parties agree to do so.

5.	RELATIONSHIP

5.1 EPAM shall perform under this Master Agreement as an independent contractor engaged in the business of providing services to its business clients and to GLOBOFORCE in particular. As such, EPAM and its employees are independent contractors of Globoforce and/or subcontractors are not agents or legal representatives of GLOBOFORCE for any purpose and have no authority, express or implied, to represent or bind GLOBOFORCE. Nothing contained in this Agreement shall be construed as creating a joint venture or partnership between EPAM and GLOBOFORCE. EPAM will file all applicable tax returns for all of its EPAM Personnel assigned hereunder in a manner consistent with its status as an independent contractor of services; and EPAM will make all required payments and deposits of such taxes in a timely manner.

5.2 Contact and official notification. Notices to be delivered by either party to either party under this agreement shall be addressed to the following contact people.

Globoforce Contacts.

Jonathan Hyland CTO

21 Beckett Way, Parkwest Business Park

Dublin 12, Ireland

353-625-8804

Jonathan.hyland@globoforce.com

Steve Cromwell, CFO

144 Turnpike Road, Suite 310

Southborough, MA 01772

508-229-1515

Steve.cromwell@globoforce.com

EPAM Contacts

Paul Twentyman, Director of Operations, UK & Ireland

London office, UK (GMT)

10 Albemarle Street

London, W1S 4HH

+44 207 758 9830

Paul_twentyman@epam.com

With copies to:

Ilya Cantor, VP & CFO

41 University Drive, Suite 202

Newtown, PA 18940

267-759-9000

Ilya_cantor@epam.com

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Ginger Mosier, VP & General Counsel

41 University Drive, Suite 202

Newtown, PA 18940

267-759-9000

Ginger_mosier@epam.com

6.	TERMINATION OF AGREEMENT

6.1 Either party shall have the right to terminate this Agreement upon the other party’s material breach by providing thirty (30) days notice in writing of such termination subject to such opportunity to cure. Globoforce shall have the right to terminate this Agreement upon ten (10) days notice in writing in the event of EPAM’s breach of the confidentiality provisions hereof. Either party may terminate this Agreement or any SOW for convenience upon the longer of (1) thirty (30) days or (2) the period stated in the SOW (if any), subject to having issued prior written notice. This Agreement shall terminate immediately upon the bankruptcy of EPAM. EPAM may, in addition to all other remedies that may be available, suspend Services for Globoforce’s failure to make payments upon fifteen (15) days prior written notice to Globoforce and an opportunity to cure. Upon effective date of the termination, EPAM will discontinue all related work on the project, and GLOBOFORCE will pay for all fees, costs and expenses owed to or incurred by EPAM in connection with services performed under this Agreement up to the date of effective termination. In the event of termination, except with respect to terminations for breach of payment terms which have not been cured, within ten (10) days after effective termination, EPAM agrees to complete and turn over to GLOBOFORCE all deliverables then due GLOBOFORCE according to the deliverables schedule in the SOW, all work in progress applicable to the project, and, should termination occur between dates on which deliverables are due according to the deliverables schedule in the SOW, a prorated (by number of calendar days) portion of the work due upon the next deliverable due date in the deliverables schedule in the SOW. Notwithstanding the expiration of this Agreement, the provisions of this Agreement and each party’s obligations hereunder shall remain in effect with respect to any and all SOWs executed prior to the Termination Date until each party has fully performed its obligations contained in each such SOW. Notwithstanding the foregoing, Globoforce may terminate any SOW upon failure by EPAM to deliver the Services contained in any such SOW on a timely basis, such failure to be determined Globoforce at its sole reasonable discretion.

6.2 The obligations of the parties set forth in Sections 7, 8, 9, 10, 11, 12, 13 and 15 and 16 of this Agreement shall continue in effect after termination.

7.	PAYMENT TERMS

7.1 EPAM will perform all work under this Agreement at Time and materials rates, or on a fixed price for agreed deliverables basis, as identified in the each specific SOW and any SOW Amendments thereto appended.

7.2 All reasonable, actual, documented out-of-pocket expenses of EPAM’s professional staff while on the engagement (e.g., travel, lodging, food, parking, ground transportation, and miscellaneous expenses) will be paid by GLOBOFORCE for visits to either the GLOBOFORCE offices or GLOBOFORCE’s client site, if (i) such visits are necessary under the terms of the SOW or SOW Amendment, and (ii) authorized by GLOBOFORCE. Any expenses greater than SUS 100 must be approved by GLOBOFORCE in writing prior to commitment, and an original receipt must accompany each expense to warrant its reimbursement. Such expenses will be invoiced monthly and payment is due within 15 days of GLOBOFORCE’s receipt of such invoice.

7.3 EPAM shall invoice GLOBOFORCE on a monthly basis for any services provided unless otherwise specified and mutually agreed in any specific SOW relating to fixed price and time SOWs. All invoices shall include references to S timesheet summaries or delivery of identified deliverables as described in the associated SOW or SOW amendment and shall be paid by GLOBOFORCE net 30 days. Globoforce is entitled to withhold amounts that are subject to bona fide dispute if Globoforce provides EPAM with timely written notice describing the basis with reasonable particularity. EPAM shall maintain all invoices and documentation for a period of three (3) years from invoice date.

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7.4 Prices are net of taxes. Globoforce shall be responsible for all sales, use, customs, duties and other taxes, excluding those taxes imposed on the net income of EPAM or employment related taxes for EPAM Personnel arising from their performance of Services under this Agreement.

8.	LIMITED WARRANTY FOR SOFTWARE

8.1 EPAM warrants that:

8.2 For a period of ninety (90) days from performance of the Services, the services provided under this Agreement shall be performed by qualified personnel in a workmanlike manner in accordance with current commercial standards for such services.

8.3 For a period of ninety (90) days from the date of delivery (unless a shorter time is specified in the relevant SOW), the Software and its Documentation will conform to the specifications listed in the applicable SOW and any documents outlined, included, referred to or appended to such SOW.

8.4 The Software and its Documentation will be created by workers under full-time employment or exclusive contractor agreement who are validly authorized to perform the work in accordance with local law at EPAM and who are under obligation to assign inventions, patents and copyright to EPAM and who have executed a confidentiality agreement which is at least as protective as is this Agreement of works created hereunder and is consistent with industry standards.

8.5 The Software or its Documentation as delivered to GLOBOFORCE does not infringe any copyright, patent, trade secret, or other proprietary right held by any third party;

8.6 EPAM’s employees and subcontractors shall, while on GLOBOFORCE property or conducting any GLOBOFORCE related business, comply with all applicable, local, and National laws.

8.7 EPAM will test the Software and any Deliverables using a then-current, industry-standard virus detection product prior to releasing any Software or Deliverable and to the best of EPAM’s knowledge that at the time of delivery no Disabling Code or Harmful Code has been incorporated by EPAM into the Software or the Deliverable, except at the express written direction of Globoforce. “Harmful Code” means program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect the operation or use of such Software (typically described as viruses, Trojan horse, worm or back door) in the nature of self-replacing and self-propagating programming instructions. “Disabling Code” means any code intentionally designed to disable and shut down the Software for the purpose of time limiting access (typically described as time bombs, lock-outs).

8.8 It is and will be the sole owner or valid licensee of all rights in EPAM Materials (as defined below) used in the course of performing Services under this Agreement it has and will have full and sufficient right to assign to Globoforce all rights assigned to Globoforce pursuant to this Agreement.

8.9 Except as specifically instructed in writing by Globoforce, EPAM shall not incorporate or include in, the Software or any Deliverable any Viral Open Source Code (as defined below), licensed under any terms obligating Globoforce or any recipient to make source code (or any part or derivative work thereof) available to third parties under any circumstances (including any open source code, free code, community source code or similar software, including any libraries or software, that is licensed under the General Public License or any other license agreement or arrangement obliging Globoforce to make source or object code available to third parties (collectively, “Viral Open Source Code”) nor will the use of the Software or any Deliverable require the use of Viral Open Source Code in order to function in its intended fashion.

8.10 WITH THE EXCEPTION OF THE PROVISIONS OF THIS ARTICLE 8, EPAM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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9.	INDEMNIFICATION

9.1 EPAM shall indemnify and hold GLOBOFORCE harmless from and against any claim relating to infringement of any patents, copyrights, trade secrets, or other proprietary right relating to the Software or a Deliverable resulting from a breach by EPAM of the warranty set forth in Section 8.5 as Globoforce’s sole and exclusive remedy therefor. If all or any part of such Software, any Deliverable or Services is the subject of any claim or suit for infringement or if the use of the Software, a Deliverable, or Services or any part thereof is enjoined, EPAM shall, at its expense, do one of the following things: (1) procure for Globoforce the right to use as described in this Agreement the Software, Deliverable or Services or the affected part thereof; (2) replace the Software, Deliverable or Services or affected part with a non-infringing program of equivalent functionality; (3) modify the Software, Deliverable or Services or affected part to make it non-infringing; or (4) if none of the foregoing remedies are commercially feasible, grant a pro rata refund of the fees paid by Globoforce for the infringing Software, Deliverable or the Services.

9.2 Further, EPAM and Globoforce will each indemnify and hold the other harmless from and against any and all third party claims for damages awarded or settlements agreed to (including reasonable attorney’s fees and legal costs) resulting from the Services to the extent of any grossly negligent act or omission by the indemnifying party, or any agent, representative or subcontractor of same, that causes any personal injury, death or substantial tangible property damage. In the event of a claim against Globoforce by EPAM’s employees or contractors for wages, taxes or benefits relating to such personnel’s performance of the Services, EPAM agrees to indemnify, defend and hold Globoforce harmless from any and all such third party damages, expenses and costs; provided, however, that with respect to individuals who have performed work for Globoforce (as employees or independent contractors or subcontractors of Globoforce) this indemnity does not extend to any wages or taxes or benefits or claims relating to any period prior to the date of Employment by EPAM.

9.3 WARRANTY AND INDEMNITY EXCLUSIONS

The warranty in Section 8.3 is limited to the extent of (i) and (iii through vi) and the warranties in Sections 8.5 and 8.10 and the indemnity in Section 9.1 by EPAM are limited by and to the extent of (i) through (vi): (i) any express and written instruction given by an authorized representative of Globoforce to modify the Specifications, except to the extent such modification does not cause the breach or infringement, (ii) compliance with the Specifications expressly communicated by Globoforce, except to the extent such Specification does not cause the breach or infringement (iii) any use of the Software or any other applicable Deliverables in combination with other products, equipment, software, or data, or on a platform, not supplied, specified in this Agreement or otherwise approved in writing by EPAM, (iv) any modification of the Software or any other applicable Deliverables other than by EPAM, (v) any use, reproduction, or distribution of any release of the Software or any other applicable Deliverables other than the most current release made available to Globoforce, unless the infringing portion is identical to such infringing portion as contained in the then current, unaltered release, or (vi) any Deliverable or intellectual property provided by Client to EPAM for use in the Services. All warranties and indemnities shall also be subject to the timely provision of notice to the other Party.

10.	LIMITATION OF LIABILITY

10.1 In no event shall either party have any liability in excess of: (a) the Fees paid for the immediately preceding twelve month period with respect to the relevant Statement of Work, in the case of EPAM’s liability; or (b) the Fees paid or payable for the immediately preceding twelve month period with respect to the relevant Statement of Work, in the case of Globoforce’s liability.

10.2 NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, DATA, BUSINESS OR GOODWILL, OCCURRING IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT FORESEEABLE AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY.

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10.3 The limitations in this Section shall not apply to: (a) the indemnification provisions set forth in Section 9 above; and (b) breaches of the confidentiality obligations set forth in Section 12. With respect to a breach by EPAM of the harmful code or open source warranties set forth in Sections 8.7 and 8.11: (x) with respect to direct damages resulting from such breaches, EPAM’s liability therefor shall be limited to two times the Fees paid for the immediately preceding twelve month period under the relevant SOW and (y) the Section 10.2 exclusion shall not apply to special, indirect, punitive, incidental or consequential damages resulting from such breaches, but EPAM’s liability for such classes of damages shall be limited to two times the Fees paid for the immediately preceding twelve month period under the relevant SOW.

11.	SOFTWARE PROPERTY RIGHTS; SOURCE CODE

11.1 Both parties agree that, ,all right, title, and interest in and to all original works of authorship which EPAM or its independent contractors produce or compose in connection with the services to be performed hereunder for GLOBOFORCE or any of its affiliates shall be considered as the sole property of GLOBOFORCE. Subsequently, GLOBOFORCE will have full control over the title of source code, documentation and any other identified deliverables in their full and complete delivered form, either on Electronic Media or Electronic Media accompanied by associated written documentation.

11.2 Executable software programs produced by EPAM or its independent contractors and delivered to GLOBOFORCE under the terms of this Agreement shall include any and all associated source code. EPAM agrees to provide such source code at no additional charge.

11.3 EPAM hereby agrees to assign and does assign to Globoforce all of EPAM’s right, title and interest in any and all Deliverables (as specifically identified in the relevant SOW discovered, conceived, developed or reduced to practice by EPAM personally or jointly with others in the course of performing Services under this Agreement. EPAM agrees to disclose to Globoforce the existence of all such Deliverables, and further agrees to promptly execute and deliver all proper papers and perform all proper legal acts which Globoforce deems necessary or desirable to vest in Globoforce the entire right, title and interest in and to such Proprietary Information, to enable Globoforce to file patent applications, and obtain and maintain Letters Patent with respect to patentable material and to enable Globoforce to confirm or perfect its rights in copyrightable material at Globoforce’s reasonable request. EPAM agrees that all Deliverables which are subject to United States Copyright Law shall be deemed to be work(s) for hire.

11.4 In developing the Software or furnishing the Services, or a Deliverable, EPAM may utilize proprietary methodologies, tools, models, software, procedures, documentation, know-how and processes owned by EPAM whether or not pre-existing (“EPAM Materials”). If any EPAM Materials are incorporated into the Software or a Deliverable or furnished in connection with the Services, EPAM will so notify Globoforce, and EPAM will hereby be conclusively deemed to have granted to Globoforce, subject to the license terms contained herein, a perpetual, worldwide, revocable, royalty free, non-exclusive license to (i) to use, execute, reproduce, display, and perform and distribute any EPAM Materials associated therewith but only bundled and in conjunction with the use of the Services, Software or Deliverable(s) and not as a standalone product.

12.	CONFIDENTIALITY

12.1 A Party shall not disclose Confidential Information (as defined below) of the other party (other than to an employee of or to a person to whom disclosure is reasonably necessary or appropriate in connection with the services hereunder) and shall not use Confidential Information of the other for any purpose beyond the performance of services under this Agreement without the prior written consent of the other party. EPAM agrees to not transmit to Globoforce any information in its possession that is subject to a confidentiality obligation to any third party, except as necessary to perform the Services. Upon termination of the Term, each party shall return to the other party all documents, records, plans, designs, notebooks and other evidences, including all copies thereof, of information, including proprietary or Confidential Information, obtained by during the Term. The obligation of confidence under this Agreement shall not apply to information which the receiving party can show from documented records is or becomes generally available to the public without fault of receiving party or which is obtained without restriction on publication or use from a third party having the right to disclose the same, or is independently developed by the

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receiving party without use of the Confidential Information. “Confidential Information,” for purposes of this Agreement, shall include all information, in any medium, that is identified as confidential or proprietary, or received under circumstances reasonably interpreted as imposing an obligation of confidentiality. It includes, but is not limited to, the Software and any deliverables, proprietary information and information relating to such business matters as research and development, manufacturing processes, management systems and techniques, prices, terms, the identity and profiles of customers and suppliers and sales and marketing plans and information. Such information does not lose its status as Confidential Information merely because it was known by a limited number of persons or entities or because it was not entirely originated by the disclosing party. Each party acknowledges that the Confidential Information of the other party is a valuable, special and unique asset of the other party, and that any disclosure of such Confidential Information may be materially damaging to the other party.

12.2 EPAM shall limit the use and circulation of the Confidential Information within EPAM’s own organization to a strict need-to-know basis necessary to the performance of the Services and shall not disclose the Confidential Information to employees or agents not under confidentiality obligations substantially equivalent to those set forth herein. EPAM shall immediately notify Globoforce in the event of a breach or suspected breach of this Section.

12.3 Each party expressly undertakes to retain in confidence the terms and conditions of this Master Agreement, and will make no use of Confidential Information except under the terms and conditions of this Master Agreement.

13.	NON-SOLICITATION

Neither party shall (directly or indirectly), without the specific prior written consent of the other party, : (i) make any offer of employment to, (ii) hire or enter into a consulting relationship with, or (iii) otherwise solicit for hire, or encourage any person who was employed by or retained as an independent contractor of the other party or its affiliates within two (2) years of such person’s engagement in the relevant Services. A party in breach of this provision shall immediately compensate the other party in the amount of EURO 100,000, as liquidated damages and not as a penalty. Notwithstanding anything to the contrary, this provision does not apply to any individuals who have performed work for Globoforce (as employees or independent contractors or subcontractors to Globoforce) that EPAM engages as EPAM employees or independent contractors within the first 12 months of the commencement of the relevant SOW or for any transfers of such individuals to EPAM that might occur as an operation of law.

14.	INSURANCE

14.1 Required Coverage. During the term of this Agreement and for so long as any SOW has not yet been completed or terminated, EPAM will maintain, at its own expense, insurance coverage with limits of no less than those set forth below, and with insurers with a minimum A.M. Best Financial Strength rating of “A- (Excellent)” and Financial Size rating of “X”, or equivalent ratings from other valid rating agencies and under forms of policies satisfactory to Globoforce.

14.2 Professional Liability Insurance (“Errors and Omissions”) in the minimum amount of $2,000,000 per occurrence, covering losses from any errors, omissions, negligent breach of duty and/or misrepresentations related to Service Provider’s obligations under this Agreement.

14.3 Certificates of Insurance. Upon Globoforce’s request, EPAM will furnish Certificates of Insurance, evidencing that the policies required in Section 15.1, are in full force and effect. Each Certificate shall provide that the issuing insurance company shall provide Globoforce with no less than thirty (30) days written notice prior to any cancellation, termination, or material alteration of the policy.

14.4 No Limitation. The requirements set forth above as to type, limit and approval of insurance coverage to be maintained by EPAM will not in any manner limit the liabilities and obligations assumed by EPAM under this Agreement.

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15.	GOVERNING LAW/JURISDICTION

15.1 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of law rules.

16.	GENERAL PROVISIONS

16.1 This Agreement, and the exhibits and attachments which are an integral part of it, sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior written or oral agreements, negotiations, and understandings, if any, with respect thereto.

16.2 In the event of conflict between the provisions of this Agreement and the SOW, the provision of the applicable SOW shall, to the extent of such conflict, take precedence if the section of the agreement is expressly referenced.

16.3 Globoforce may assign this Agreement to any entity which succeeds to some or all of the business of Globoforce through merger, consolidation, a sale of all or substantially all of the assets of Globoforce, or any similar transaction. EPAM acknowledges that the services to be rendered by it are unique and personal. Accordingly, EPAM may not assign any of its rights or obligations under this Agreement. In the event of conflict between the provisions of the SOW and a subsequent SOW Amendment the provision of the applicable SOW Amendment shall, to the extent of such conflict, take precedence.

16.4 This Master Agreement shall not be altered or otherwise amended except by the mutual written agreement of an authorized signatory of each party.

16.5 The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision. If any provision contained in this Agreement is declared or held invalid by a court of competent jurisdiction, such declaration or holding shall not affect the validity of any other provision.

16.6 Neither party shall be liable for any failure to perform any of its obligations under this Agreement due to unforeseen circumstances or causes beyond the parties’ reasonable control, including and without limitation, acts of God, acts of civil or military authorities, riot, embargoes, fire, earthquake, flood, accident, strikes, and inability to secure transportation, facilities, fuel, energy, labor, or materials.

16.7 The paragraph headings used in this Agreement and the attachments are intended for convenience only and do not supersede or modify any provision(s).

16.8 Notices shall be hand-delivered, transmitted via fax, or sent via standard mail service to the addresses described above and to the attention of the respective contact individuals named in Section 5.2.

This document (Sections 1 through 16.8) constitutes the entire MASTER SERVICE AGREEMENT,

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EPAM Systems Inc.

IN WITNESS WHEREOF, the parties hereto have, by their authorized representatives, executed this Master Services Agreement.

For “GLOBOFORCE”	For “EPAM”

/s/ Stephen Cromwell	/s/ Paul Twentyman
By	By

Stephen Cromwell	Paul Twentyman

Printed Name	Printed Name

CFO	Director of Operations, UK & Ireland

Title	Title

9th December 2010	9th December 2010

Date	Date

16.9

EPAM Systems Inc.

Globoforce

Statement of Work #1

Framework for the provision of Nearshore

Development Services

© EPAM Systems. 2010

EPAM Systems Inc.

Revision History

Date	Version	Description	Author
October 6th 2010	0.1	Draft	Paul Twentyman
November 2nd 2010	0.2	Included Key resources clauses	Paul Twentyman
November 10th 2010	0.3	Reviewed by Globoforce and comments from PT	Steve Cromwell & Paul Twentyman
November 15th 2010	0.4	Changed termination, rates revision, resource changes and holiday notice. Introduce volume discounts.	Paul Twentyman
November 18th 2010	0.5	Revised volume discounts. Agreed changed	Paul Twentyman
November 22nd 2010	1.0	Issued	Paul Twentyman
December 2nd 2010	1.1	Removed supersede statement on termination and replacement	Paul Twentyman

© EPAM Systems. 2010

EPAM Systems Inc.

Table of Contents

1.	Executive Summary	14
2.	Term and Termination of Statement of Work	14
2.1	Term	14
2.2	Termination of this SOW	15
3.	Nearshore Development Centre structure at Commencement	15
3.1	Key Personnel	15
3.2	Resources	15
4.	Changes to Nearshore Development Centre Structure	15
4.1	Reductions in Nearshore Development Centre size	16
4.2	Increases in Nearshore Development Centre size	16
4.3	Ad Hoc Resources	16
4.4	Replacement of staff	16
5.	Overtime, Holidays & Sickness	17
5.1	Holidays	17
5.2	Sickness & Other absence	18
5.3	Overtime	18
6.	Rates	19
7.	Estimated Costs	20
8.	Onsite costs & Expenses	20
9.	Signatures	21

© EPAM Systems. 2010

EPAM Systems Inc.

Statement of Work

This Statement of Work #1 dated November 2010 is made pursuant to the Master Agreement entered into by Globoforce Limited (“Globoforce”) and EPAM Systems Ltd., (“EPAM”).

The terms and conditions that apply to this Statement of Work shall be the terms and conditions of the Master Agreement and the terms and conditions set out in this Statement of Work. All definitions contained in the Master Agreement shall apply to this Statement of Work unless expressly varied to the contrary. Terms and conditions stated in the Master Services Agreement (“MSA”) shall prevail unless terms are expressly referenced to the MSA and changed in this Statement for Work.

17.	Executive Summary

This Statement of Work (“SOW”) sets information about the nature of the services to be provided to Globoforce Limited (“Globoforce”), with its principal place of business at 21 Beckett Way, Parkwest Business Park, Dublin 12, Ireland, under the terms of the MSA executed November 2010 between “Globoforce” and EPAM Systems Ltd, 10 Albemarle Street, London, WIS 4HH (“EPAM”)

The information provided below is intended to be a framework under which EPAM will provide a team of skilled resources, the Nearshore Development Centre (“NDC”), to meet “Globoforce”’s development and testing needs under a monthly billed, time and materials resource agreement. It also sets out conditions for the expansion and reduction of this team size and the provision of additional resources on an as needed basis.

At the start, the team will be working with Globoforce on Java based product development projects and may expand to other development projects and resource requirements.

The monthly cost for this team will be based on the actual positions provided. If VAT is to be charged it will be shown separately on the invoice.

18.	Term and Termination of Statement of Work

18.1 Term

This SOW shall begin on 6th December 2010 (the “Commencement Date”) for a minimum of six months (“Minimum Term”) and shall remain in effect until terminated. Rates will be reviewed and revised annually based on market conditions with the first revision not coming into effect until 1st January 2012. Rates revisions of up to 8% require a minimum of 3 month’s notice. Rates revisions of over 8% require a minimum of 6 month’s notice.

© EPAM Systems. 2010

EPAM Systems Inc.

18.2 Termination of this SOW

After the Minimum Term “Globoforce” can terminate this SOW without cause by providing 3 months written notice to “EPAM”. “Globoforce” will be obligated to pay for the full number of resources in the NDC at the time of termination, provided EPAM continues to make the resources available during the termination notice period.

19.	Nearshore Development Centre structure at Commencement

The NDC will comprise the Key Personnel and Resources set out in the table below. Any changes to the profile and number of people in the NDC owing to permissible additions, reductions or terminations by “Globoforce” or “EPAM” will be managed in a Resource Plan that will be reviewed and approved by “Globoforce” and “EPAM” at the beginning of each calendar month.

19.1 Key Personnel

Key personnel are those people who are identified by each party as being key to the success of the operation of the Services and stricter rules of selection and replacement apply to them. EPAM shall inform Globoforce of the identity, background and qualifications of the Key Personnel. Globoforce shall be entitled to interview any such person and may object to any such proposed appointment within 10 Working Days of being informed of or meeting any such candidate if, in its reasonable opinion, it considers the proposed candidate to be unsuitable.

Location	Role	Description
Minsk	Development Team Leads / Scrum Master/ Project Managers	Responsible for leading the development team at EPAM and coordinating activities with Globoforce’s Ireland development team leaders.
[REST OF THE TABLE WAS NOT IN THE DOCUMENT]

19.2 Resources

For all other resources, Globoforce shall be allowed to review background and conduct interviews of the resources before they are allocated to the team. After the initial team, any remaining team resources will be named and selected by EPAM, if requested by Globoforce background and qualifications will be provided.

20.	Changes to Nearshore Development Centre Structure

“Globoforce” can alter the number of resources within the Nearshore Development Centre in the following ways. All resource changes will be reflected in the resource plan.

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20.1 Reductions in Nearshore Development Centre size

No reductions can be made in the first 3 months. After that the reductions below will be allowed.

In any 3 month period “Globoforce” is able to reduce the number of individuals committed to the NDC by up to 15% of the team by providing 30 days written notice or 50% of the team by providing 2 months written notice. Unrestricted reductions can be made by providing 3 month’s notice.

If the nearshore team is reduced to 5 or less then the ad-hoc daily rates will apply.

All notice should be given in writing to the identified EPAM representative.

20.2 Increases in Nearshore Development Centre size

“Globoforce” can increase the size of the Nearshore Development Centre as they wish and EPAM will make reasonable endeavours to fulfil these requests and within fifteen days will agree a resource ramp up plan with Globoforce. Notification of increases in size of the Nearshore Development Centre will be provided in writing to EPAM. Such additions shall be at the NDC rates set forth in this SOW provided that the assignment is both full time and for a period of over 3 months.

20.3 Ad Hoc Resources

From time to time “Globoforce” may wish to engage specialist EPAM resources for shorter assignments (less than 3 months) or longer assignments but on a part time basis. This is defined as Ad Hoc Work.

“Globoforce” can engage EPAM to do work on ad hoc basis under this SOW. The AdHoc assignment should be approved by “Globoforce” and EPAM in advance in writing. Ad Hoc rates will be applicable for that work and it will be invoiced monthly in arrears based on the Ad Hoc resources approved timesheets.

20.4 Replacement of staff

“Globoforce” can request replacement or removal of Nearshore Development Centre staff owing to under performance in writing to an authorized EPAM representative. The EPAM Account Manager will work with “Globoforce” to resolve any issues but if the issue cannot be resolved within 30 days then either EPAM will replace the team member or “Globoforce” may choose to remove the position from the Resource Plan with immediate effect.

With the exception of Key Personnel, should EPAM require the reassignment of a team member from the “Globoforce” team, EPAM will provide “Globoforce” with 30 days written notice, unless that is within 45 days of a

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EPAM Systems Inc.

major product release and in this case the change shall not take place until after the product release. If EPAM requires the reassignment any of the Key Personnel, EPAM will provide three (3) months written notice to Globoforce unless that is within 45 days of a major product release and in this case the change shall not take place until after the product release.

In the event of each such reallocation of a staff member, EPAM will provide a suitable and equivalent skilled replacement for 10 working days knowledge acquisition at no cost to “Globoforce”. No more than 10% of the team may be reassigned by EPAM in any three month period and no more than 25% in any calendar year, unless mutually agreed otherwise.

In the event of any Nearshore Development Centre staff member resigning, including Key Personnel, EPAM will notify “Globoforce” as soon as EPAM has received written notice from the staff member. In this case EPAM will provide a suitable and equivalent skilled replacement for 10 working days knowledge acquisition at no cost to “Globoforce”. If EPAM is unable to provide a reasonable resource due to re-allocation or resignation within the 30 working day period, “Globoforce” may remove the Nearshore Development Centre team member from the Resource Plan with immediate effect.

21.	Overtime, Holidays & Sickness

EPAM and “Globoforce” will ensure that scope of work and activities allocated to the EPAM team are realistic and achievable, and that agreed deadlines and quality requirements are appropriate for the size of the relevant EPAM team.

The NDC monthly rates are inclusive of annual leave, national holidays and an allowance for sickness as set out below. Ad hoc daily rates are only billed for actual hours worked. Rates do not include overtime which can be arranged as defined below.

21.1 Holidays

Each EPAM employee will have 21 -25 vacation days, (depending on seniority and length of service) available to him/her during a 12 month period in addition to nationally mandated holidays.

EPAM agrees to coordinate resources’ vacations in advance with “Globoforce”‘s Project Manager to minimize any negative impact and that such vacations may have the delivery date and time of the Services and the Deliverables. EPAM will also pro-actively work with “Globoforce”‘s Test Team Leader to minimize impact of local national holidays in EPAM locations.

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EPAM Systems Inc.

No more than 10 vacation days ( except where agreed in advance by “Globoforce”) will be taken in one continuous period and all proposed vacation dates will be communicated to “Globoforce” at least 15 calendar days in advance. If the proposed period of absence is more than 2 working days then 30 days advance notice as a minimum will be given to “Globoforce”. EPAM will ensure that proposed vacation dates will not diminish the performance of EPAM’s duties and obligations under this MSA or to put at risk deadlines agreed to by EPAM in project work plans arising from any SOW.

EPAM will coordinate vacations in such a way that no more than 25% of the EPAM team is on vacation at the same time, except during the Christmas period when the figure is likely to be greater. Coverage during public holidays like this will be pre-agreed in advance.

EPAM will ensure that “Globoforce” has visibility of planned holidays.

“Globoforce” has no responsibility to manage or direct employees, contractors or agents of EPAM to ensure local and national legislative conditions are fulfilled.

21.2 Sickness & Other absence

Any absence due to sickness, paternity, compassionate and other leave will be communicated to the authorized “Globoforce” representative by email upon notification by the Nearshore Development Centre team member. For single periods of sickness over 5 days or multiple periods of absence totalling over 10 days during any quarter, EPAM will reduce the monthly billing accordingly. In the event that the absence is more than 10 business days, EPAM will endeavour to temporarily replace the absent Nearshore Development Centre team member with a suitably qualified member of staff.

For foreseen periods of absence due to sickness of greater than 1 month, EPAM will replace staff as in Section 3.4.

21.3 Overtime

A normal working week is defined as 40 hours, 9am CET - 6pm CET. “Globoforce” can request that EPAM staff work overtime outside of these working hours. EPAM and “Globoforce” managers will pre-agree any overtime worked by EPAM Staff which will be charged in the following ways

1) Evenings will be charged at 1.25 times the hourly rate

2) Public Holidays and weekends will be charged at 1.5 times the hourly rate.

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EPAM Systems Inc.

22.	Rates

The table below gives the daily and fixed monthly rates excluding VAT, sorted by role, location and type of commitment; Nearshore Development Centre and Ad Hoc. EPAM warrants that pricing below is as good or better than Rates provided to other similar EPAM customers and if lower pricing is offered to other customers such discounts will be provided to Globoforce within thirty days.

		Monthly NDC Rate		Ad Hoc Daily Rate
Discipline	Role	Minsk	Other Belarus	Minsk	Other Belarus
Development	Junior Developer	$3,894	$3,597	$236	$218
Development	Developer	$4,554	$4,257	$276	$258
Development	Senior Developer	$5,280	$4,917	$320	$298
Development	Technical Architect or Lead Developer	$6,039	$5,676	$366	$344
Specialist	DB Specialist	$4,917	$4,587	$298	$278
Specialist	Build Engineering Specialist	$5,478	$5,148	$332	$312
Specialist	Graphic Designer/UI Specialist	$5,214	$4,884	$316	$296
Specialist	Technical Writer	$4,455	$4,158	$270	$252
Testing	Junior Functional Tester	$3,168	$2,937	$192	$178
Testing	Functional Tester	$3,828	$3,663	$232	$222
Testing	Automation Tester	$4,257	$3,960	$258	$240
Testing	Senior Tester	$4,620	$4,323	$280	$262
Testing	Test Lead	$5,379	$5,049	$326	$306
Requirements	Business Analyst	$5,280	$4,884	$320	$296
Requirements	Senior Business Analyst	$6,039	$5,676	$366	$344
Management	Project Manager	$6,204	$5,825	$376	$353
Management	Programme/Engagement Manager	$6,930	$6,468	$420	$392

Monthly NDC Rate applies to NDC team members who are added to the team for a minimum of 3 months. They are inclusive of holidays and sickness as defined in section 5. For shorter engagements or part time additions the Ad Hoc daily rates apply.

Volume discounts will apply to the monthly NDC Rate based on the total number of full time resources in the NDC. This excludes any resource that join or leave within that month and any Ad Hoc resources.

l-25FTE-No discount

26-50 FTE - 2% discount

51 or more - 3% discount

The discount is applied to all monthly NDC resources.

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EPAM Systems Inc.

23.	Estimated Costs

24.	Onsite costs & Expenses

From time to time onsite working will be required for certain periods and on certain projects. EPAM shall notify “Globoforce” of such work and may only proceed with such work upon “Globoforce” written consent.

A Business trip is where a NearShore resource travels to Globoforce’s office or other EPAM office for specific meetings and project activities. The visits last less than 10 consecutive working days per visit and no more than cumulatively 35 working days annualized/pro-rated. Business trips must be approved by Globoforce prior to booking. For a business trip, actual reasonable travel and accommodation is charged plus a daily Per Diem of $64per each calendar day of the business trip.

An Onshore assignment is where a NearShore resource is assigned temporarily to work onshore at Globoforce’s site (i.e. the visits last more than 10 consecutive working days per visit or has become greater than 35 working days cumulatively annualized/pro-rated. For an onshore assignment, actual reasonable travel and accommodation is charged plus an onshore rate of $166 per business day of the assignment.

In the event of longer term assignment, EPAM can work together with Globoforce to arrange more cost effective use of rented furnished accommodation and agree a specific optimized cost model for the assignment.

Any other expenses incurred not related to bring staff onsite will be passed directly to “Globoforce”. All expenses will be subject to prior written approval by an authorized representative of “Globoforce”.

25.	Signatures

IN WITNESS WHEREOF, the parties hereto have, by their authorized representatives, executed this SOW in duplicate originals.

Globoforce Limited		EPAM Systems Ltd

By:	/s/ Stephen Cromwell	By:	/s/ Paul Twentyman
Stephen Cromwell		Paul Twentyman
CFO		UK & Ireland Operations Director

9th December 2010		9th December 2010

Date		Date

© EPAM Systems. 2010